Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated September 30, 2025, which includes an explanatory paragraph relating to Eagle Nuclear Energy Corp.’s ability to continue as a going concern, relating to the financial statements of Eagle Nuclear Energy Corp. as of September 22, 2025 and for the period from September 19, 2025 (inception) through September 22, 2025, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 17, 2025

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